Exhibit 99.1

ACI Worldwide, Inc. Reports Financial Results for the
Quarter and Full Year Ended December 31, 2021

2021 HIGHLIGHTS
Revenue of $1.371 billion, up 6% from 2020
Net income of $128 million, up 76% from 2020
Adjusted EBITDA of $384 million, up 7% from 2020
Net adjusted EBITDA margin improved to 38% from 37% in 2020
Repurchased 3 million shares and increased repurchase authorization

Miami, FL — February 24, 2022 — ACI Worldwide (NASDAQ: ACIW), the global leader in mission-critical, real-time payments software, announced financial results today for the quarter and full-year ended December 31, 2021.
"2021 was a transformational year for ACI. By achieving the highest organic revenue growth in almost a decade and continuing to expand our margin, we exceeded the Rule of 40 for the first year ever," said Odilon Almeida, president and CEO of ACI Worldwide.
"2022 will be an inflection point for ACI. Our focus will be on cementing the foundation for accelerating growth in the coming years. Our strong cash flow generation and solid balance sheet give us significant financial flexibility to make investments to support short and long-term growth while continuing our share buy-back program."
FINANCIAL SUMMARY
In Q4 2021, revenue was $467 million, up 21% from Q4 2020. Net income was $109 million, up 63% from Q4 2020. Adjusted EBITDA in Q4 2021 was $205 million, up 31% from Q4 2020. Net adjusted EBITDA margin in Q4 2021 was 54% compared to 51% in Q4 2020.
Full-year 2021 total revenue was $1.371 billion, up 6% from 2020, or 5% on a constant currency basis, the highest organic growth in many years. Net income of $128 million, increased 76% compared to $73 million in 2020. Total adjusted EBITDA in 2021 was $384 million compared to $359 million in 2020. Net adjusted EBITDA margin was 38% in 2021, compared to 37% in 2020.
•Bank segment revenue increased 12% and Bank segment adjusted EBITDA increased 13%, versus 2020.
•Merchant segment revenue increased 2% and Merchant segment recurring revenue increased 8%. Merchant segment adjusted EBITDA increased 2%, versus 2020.
•Biller segment revenue increased 1%, and the Biller segment adjusted EBITDA decreased 5%, versus 2020.

ACI ended 2021 with $122 million in cash on hand and a debt balance of $1 billion, which represents a net debt leverage ratio of 2.5x. The company paid down $94 million of debt and repurchased 3 million shares for $107 million during the year. The company has repurchased more than 800 thousand shares for $27 million so far in 2022 and has approximately $190 million remaining on its share repurchase authorization.
2022 GUIDANCE
For the full year of 2022, we expect revenue growth to be in the mid-single-digits on a constant currency basis, or in the range of $1.415 billion to $1.435 billion. We expect adjusted EBITDA to be in a range of $400 million to $415 million with net adjusted EBITDA margin expansion. We expect revenue to be between $310 million to $330 million and adjusted EBITDA of $60 million to $80 million in Q1 2022. This excludes one-time charges to move our European data centers to the public cloud.
THREE-PILLAR STRATEGY UPDATE
1.Fit-for-growth
ACI's Fit for Growth pillar focuses on streamlining its structure and sharpening its go-to-market strategy and execution. The result of these efforts is a more agile and accountable organization – all factors contributing to ACI's momentum today.
As a part of this focus, a 'local boots on the ground' approach across international markets has increased ACI's ability to seize commercial opportunities ahead of the competition, meet different local demands with agility and global scale, and accelerate innovation cycles.
2.Focused-on-growth
ACI has four investment areas as a part of its Focused on Growth pillar, which includes Real-time payments, Sophisticated global merchants, International markets, and the Next Generation Real-time Payments Platform.
Real-Time Payments
ACI continues to invest in its low and high-value real-time solutions. By 2026, more than 25 percent of global digital payments are expected to be through real-time payments.
Sophisticated Global Merchants
ACI's expansion of innovative omni-and eCommerce solutions has led to increased offerings and the signing of large, sophisticated merchants and merchant intermediaries worldwide. Last week, ACI launched an innovative global Buy Now Pay Later solution, enabling access to more than 70 BNPL lenders via a single integration. The innovative user interface—ACI PayAfter—enhances acceptance rates and serves a broader base of credit-worthy customers, boosting merchant sales worldwide.
International Markets
ACI continues to increase its presence across international growth markets with an unrelenting focus on improving its sales pipeline. Latin America, the Middle East, Africa, Asia, and South Pacific are core to this expansion.
Next-Generation Real-Time Payments Platform
ACI is creating the next-generation real-time payments platform that will lead the future of payments for the entire financial ecosystem for decades to come. It will cement the company's global leadership in real-time payments, enable a revolution in payment connectivity and modernize the global payments value chain for leading corporations, fintechs, and financial disruptors.

3.Step-change value creation
ACI's step-change value creation through M&A remains a priority. The company spends significant time reviewing its business portfolio and M&A opportunities to maximize short-and long-term value creation for its shareholders. We continue to evaluate investments and divestiture opportunities across the spectrum.
CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS
Today, management will host a conference call at 8:30 am ET to discuss these results. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the company name ACI Worldwide, Inc. and conference code 5592509. A call replay will be available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.
About ACI Worldwide
ACI Worldwide is a global leader in mission-critical, real-time payments software. Our proven, secure and scalable software solutions enable leading corporations, fintechs and financial disruptors to process and manage digital payments, power omni-commerce payments, present and process bill payments, and manage fraud and risk. We combine our global footprint with a local presence to drive the real-time digital transformation of payments and commerce.
© Copyright ACI Worldwide, Inc. 2022.
ACI, ACI Worldwide, ACI Payments, Inc., ACI Pay, Speedpay and all ACI product/solution names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties' trademarks referenced are the property of their respective owners.
For more information contact:
Investor Relations:
John Kraft
SVP, Head of Strategy and Finance
239-403-4627 / john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization, and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP.

We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•Adjusted EBITDA: net income (loss) plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, net income (loss).

•Net Adjusted EBITDA Margin: Adjusted EBITDA divided by revenue net of pass-through interchange revenue. Net Adjusted EBITDA Margin should be considered in addition to, rather than as a substitute for, net income (loss).

•Diluted EPS adjusted for non-cash and significant transaction related items: diluted EPS plus tax effected significant transaction related items, amortization of acquired intangibles and software, and non-cash stock-based compensation. Diluted EPS adjusted for non-cash and significant transaction related items should be considered in addition to, rather than as a substitute for, diluted EPS.

•Recurring revenue: revenue from software as a service and platform as a service fees and maintenance fees. Recurring revenue should be considered in addition to, rather than as a substitute for, total revenue.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to: (i) expectations that 2022 will be an inflection point for ACI, (ii) expectations that our strong cash flow generation and solid balance sheet give us significant financial flexibility to make investments to support short and long-term growth while continuing our share buy-back program, (iii) expectations regarding full year 2022 revenue, adjusted EBITDA, net adjusted EBITDA margin, and Q1 2022 revenue and adjusted EBITDA, (iv) expectations that ACI's Fit for Growth strategy will result in a more agile and accountable organization and that our 'local boots on the ground' approach across international markets has increased ACI's ability to seize commercial opportunities ahead of the competition, meet different local demands with agility and global scale, and accelerate innovation cycles, (v) expectations that by 2026, more than 25% of global digital payments are expected to be through real-time payments, and (vi) expectations that ACI's creation of the next-generation real-time payments platform will lead the future of payments for the entire financial ecosystem for decades to come, and that it will cement the company's global leadership in real-time payments, enable a revolution in payment connectivity and modernize the global payments value chain for leading corporations, fintechs, and financial disruptors.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, business interruptions or failure of our information technology and communication systems, security breaches or viruses, our ability to attract and retain senior management personnel and skilled technical employees, future acquisitions, strategic partnerships and investments, implementation and success of our Three Pillar strategy, impact if we convert some or all on-premise licenses from fixed-term to subscription model, anti-takeover provisions, exposure to credit or operating risks arising from certain payment funding methods, customer reluctance to switch to a new vendor, our ability to adequately defend our intellectual property, litigation, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, adverse changes in the global economy, compliance of our products with applicable legislation, governmental regulations and industry standards, the complexity of our products and services and the risk that they may contain hidden defects, complex regulations applicable to our payments business, our compliance with privacy regulations, our involvement in investigations, lawsuits and other expense and time-consuming legal proceedings, exposure to unknown tax liabilities, consolidations and failures in the financial services industry, volatility in our stock price, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, impairment of our goodwill or intangible assets, the accuracy of management’s backlog estimates, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, restrictions and other financial covenants in our debt agreements, our existing levels of debt, potential adverse effects from the impending replacement of LIBOR, the COVID-19 pandemic, and events outside of our control including natural disasters, wars, and outbreaks of disease. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share and per share amounts)

	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$122,059	$165,374
Receivables, net of allowances	320,405	342,879
Settlement assets	452,396	605,008
Prepaid expenses	24,698	24,288
Other current assets	17,876	17,365
Total current assets	937,434	1,154,914
Noncurrent assets
Accrued receivables, net	276,164	215,772
Property and equipment, net	63,050	64,734
Operating lease right-of-use assets	47,825	41,243
Software, net	157,782	196,456
Goodwill	1,280,226	1,280,226
Intangible assets, net	283,004	321,983
Deferred income taxes, net	50,778	57,476
Other noncurrent assets	62,478	54,099
TOTAL ASSETS	$3,158,741	$3,386,903
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$41,312	$41,223
Settlement liabilities	451,575	604,096
Employee compensation	51,379	48,560
Current portion of long-term debt	45,870	34,265
Deferred revenue	84,425	95,849
Other current liabilities	79,594	81,612
Total current liabilities	754,155	905,605
Noncurrent liabilities
Deferred revenue	25,925	33,564
Long-term debt	1,019,872	1,120,742
Deferred income taxes, net	36,122	40,504
Operating lease liabilities	43,346	39,958
Other noncurrent liabilities	34,544	39,933
Total liabilities	1,913,964	2,180,306
Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	688,313	682,431
Retained earnings	1,131,281	1,003,490
Treasury stock	(475,972)	(387,581)
Accumulated other comprehensive loss	(99,547)	(92,445)
Total stockholders’ equity	1,244,777	1,206,597
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,158,741	$3,386,903

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenues
Software as a service and platform as a service	$190,812	$205,288	$774,342	$769,180
License	209,484	111,858	319,867	246,896
Maintenance	51,462	52,619	210,499	211,697
Services	15,071	17,279	65,890	66,549
Total revenues	466,829	387,044	1,370,598	1,294,322
Operating expenses
Cost of revenue (1)	162,060	150,697	638,871	622,459
Research and development	39,519	31,118	144,310	139,293
Selling and marketing	36,328	26,875	126,539	103,567
General and administrative	34,372	49,784	123,801	152,468
Depreciation and amortization	31,746	32,863	127,180	131,791
Total operating expenses	304,025	291,337	1,160,701	1,149,578
Operating income	162,804	95,707	209,897	144,744
Other income (expense)
Interest expense	(11,117)	(12,392)	(45,060)	(56,630)
Interest income	2,969	2,847	11,522	11,628
Other, net	(258)	5,245	(1,294)	(1,116)
Total other income (expense)	(8,406)	(4,300)	(34,832)	(46,118)
Income before income taxes	154,398	91,407	175,065	98,626
Income tax expense	44,927	24,261	47,274	25,966
Net income	$109,471	$67,146	$127,791	$72,660
Income per common share
Basic	$0.94	$0.57	$1.09	$0.62
Diluted	$0.93	$0.56	$1.08	$0.62
Weighted average common shares outstanding
Basic	116,912	116,934	117,407	116,397
Diluted	118,141	119,375	118,647	118,079

(1) The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income	$109,471	$67,146	$127,791	$72,660
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,062	6,716	20,900	24,728
Amortization	27,965	28,596	112,493	115,588
Amortization of operating lease right-of-use assets	2,763	9,303	10,515	23,448
Amortization of deferred debt issuance costs	1,160	1,189	4,685	4,802
Deferred income taxes	15,475	13,889	3,733	3,349
Stock-based compensation expense	6,452	6,659	27,242	29,602
Other	882	1,678	855	6,017
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(99,783)	(32,468)	(43,830)	8,793
Accounts payable	6,488	804	1,408	2,484
Accrued employee compensation	4,814	4,906	3,674	18,491
Deferred revenue	(27,671)	(4,940)	(17,332)	9,421
Other current and noncurrent assets and liabilities	22,913	14,806	(31,661)	(4,488)
Net cash flows from operating activities	75,991	118,284	220,473	314,895
Cash flows from investing activities:
Purchases of property and equipment	(7,614)	(3,713)	(20,582)	(17,804)
Purchases of software and distribution rights	(4,745)	(7,273)	(24,786)	(28,829)
Other	—	15,934	—	15,934
Net cash flows from investing activities	(12,359)	4,948	(45,368)	(30,699)
Cash flows from financing activities:
Proceeds from issuance of common stock	914	906	3,440	3,759
Proceeds from exercises of stock options	1,610	5,406	8,862	11,924
Repurchase of stock-based compensation awards for tax withholdings	—	(418)	(14,833)	(11,568)
Repurchases of common stock	(67,967)	—	(107,378)	(28,881)
Proceeds from revolving credit facility	35,000	—	35,000	30,000
Repayment of revolving credit facility	(35,000)	(105,000)	(90,000)	(214,000)
Repayment of term portion of credit agreement	(9,738)	(9,738)	(38,950)	(38,950)
Payments on or proceeds from other debt, net	(4,998)	(3,810)	(15,185)	(13,854)
Net increase (decrease) in settlement assets and liabilities	17,635	85,587	(37,834)	101,681
Net cash flows from financing activities	(62,544)	(27,067)	(256,878)	(159,889)
Effect of exchange rate fluctuations on cash	449	(5,009)	533	(57)
Net increase (decrease) in cash and cash equivalents	1,537	91,156	(81,240)	124,250
Cash and cash equivalents, including settlement deposits, beginning of period	182,605	174,226	265,382	141,132
Cash and cash equivalents, including settlement deposits, end of period	$184,142	$265,382	$184,142	$265,382
Reconciliation of cash and cash equivalents to the Consolidated Balance Sheets
Cash and cash equivalents	$122,059	$165,374	$122,059	$165,374
Settlement deposits	62,083	100,008	62,083	100,008
Total cash and cash equivalents	$184,142	$265,382	$184,142	$265,382
(1) We revised the consolidated statements of cash flows presentation to include cash and cash equivalents within settlement assets as a component of total cash and cash equivalents. We have revised the 2020 presentation for comparability purposes.

Adjusted EBITDA (millions)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net income	$109.5	$67.1	$127.8	$72.7
Plus:
Income tax expense	44.9	24.3	47.3	26.0
Net interest expense	8.1	9.5	33.5	45.0
Net other (income) expense	0.3	(5.2)	1.3	1.1
Depreciation expense	5.1	6.7	20.9	24.7
Amortization expense	28.0	28.6	112.5	115.6
Non-cash stock-based compensation expense	6.4	6.7	27.2	29.6
Adjusted EBITDA before significant transaction-related expenses	$202.3	$137.7	$370.5	$314.7
Significant transaction-related expenses:
Employee related actions	2.2	11.0	10.3	24.3
Facility closures	—	6.5	—	10.2
Other	0.6	1.4	3.1	10.1
Adjusted EBITDA	$205.1	$156.6	$383.9	$359.3
Revenue, net of interchange:
Revenue	$466.8	$387.0	$1,370.6	$1,294.3
Interchange	90.0	82.5	352.7	334.3
Revenue, net of interchange	$376.8	$304.5	$1,017.9	$960.0

Net adjusted EBITDA Margin	54%	51%	38%	37%

Segment Information (millions)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue
Banks	$283.4	$201.6	$625.1	$558.5
Merchants	37.9	39.5	153.0	149.3
Billers	145.5	145.9	592.5	586.5
Total	$466.8	$387.0	$1,370.6	$1,294.3
Recurring revenue
Banks	$61.0	$76.7	$250.6	$263.7
Merchants	35.8	35.3	141.8	130.8
Billers	145.5	145.9	592.4	586.4
Total	$242.3	$257.9	$984.8	$980.9
Segment adjusted EBITDA
Banks	$213.6	$148.9	$372.9	$331.4
Merchants	12.3	15.2	54.3	53.4
Billers	28.4	36.7	129.0	135.1

EPS Impact of Non-cash and Significant Transaction-related Items (millions)	Three Months Ended December 31,
	2021		2020
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income	$0.93	$109.5	$0.56	$67.1
Adjusted for:
Significant transaction-related expenses	0.02	2.1	0.12	14.5
Amortization of acquisition-related intangibles	0.06	7.0	0.06	7.0
Amortization of acquisition-related software	0.05	5.5	0.06	7.5
Non-cash stock-based compensation	0.04	4.9	0.04	5.1
Total adjustments	$0.17	$19.5	$0.28	$34.1
Diluted EPS adjusted for non-cash and significant transaction-related items	$1.10	$129.0	$0.84	$101.2

EPS Impact of Non-cash and Significant Transaction-related Items (millions)	Years Ended December 31,
	2021		2020
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income	$1.08	$127.8	$0.62	$72.7
Adjusted for:
Significant transaction-related expenses	0.09	10.2	0.29	34.2
Amortization of acquisition-related intangibles	0.24	28.1	0.24	28.2
Amortization of acquisition-related software	0.21	24.6	0.27	31.8
Non-cash stock-based compensation	0.17	20.7	0.19	22.5
Total adjustments	$0.71	$83.6	$0.99	$116.7
Diluted EPS adjusted for non-cash and significant transaction-related items	$1.79	$211.4	$1.61	$189.4

Recurring Revenue (millions)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
SaaS and PaaS fees	$190.8	$205.3	$774.3	$769.2
Maintenance fees	51.5	52.6	210.5	211.7
Recurring revenue	$242.3	$257.9	$984.8	$980.9

Annual Recurring Revenue (ARR) Bookings (millions)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
ARR bookings	$31.8	$39.8	$81.5	$89.7